Exhibit 99.1

FOR RELEASE:	January 25, 2019

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

FOURTH QUARTER AND YEAR-END 2018 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust Company (the “Bank”), today reported net income for the year ended December 31, 2018 of $13.8 million and basic and diluted earnings per share of $0.87, compared to net income of $3.2 million and basic and diluted earnings per share of $0.27 for the year ended December 31, 2017.

For the fourth quarter of 2018, the Company reported net income of $4.5 million, and basic and diluted earnings per share of $0.23, compared to a net loss of $2.0 million and basic and diluted loss per share of $0.17 for the fourth quarter of 2017.

Total assets, deposits, and gross loans for the Company as of December 31, 2018 were $1.3 billion, $980.4 million, and $986.0 million, respectively, compared to total assets of $1.2 billion, deposits of $995.0 million, and gross loans of $982.6 million as of the same date in 2017. The year-over-year changes represented an increase of $64.4 million in total assets and $3.4 million in gross loans with a reduction of $14.6 million in deposits which was primarily related to a reduction in wholesale deposits.

President and Chief Executive Officer William L. Hedgepeth II stated, “The Company, for the third quarter in a row, had record earnings this quarter of $4.5 million, which was partly due to the December 2017 acquisition of Premara Financial, Inc. and its subsidiary, Carolina Premier Bank. For the last half of the year, net loan growth in the North and South Carolina markets has been challenging for the industry and the Bank as a result of Hurricane Florence and the record flooding in our markets. Loan production has been impacted from the effects of the hurricane, but our pipeline has remained active over the last few months. In 2018, we also experienced an increased number of loan repayments as customers have been selling portions of their real estate holdings.”

For the twelve months ended December 31, 2018, return on average assets was 1.12% and return on average equity was 8.51%, compared to 0.35% and 2.93%, respectively, for the twelve months ended December 31, 2017. Non-performing loans increased to $11.6 million at December 31, 2018 from $7.0 million at December 31, 2017. Non- performing loans equaled 1.18% of loans at December 31, 2018, increasing from 0.71% of loans at December 31, 2017. Foreclosed real estate equaled $1.1 million at December 31, 2018, compared to $1.3 million at December 31, 2017. For the year ended December 31, 2018, net charge-offs were $10,000, or 0.00% of average loans, compared to net charge offs of $944,000, or 0.13% of average loans in 2017. At December 31, 2018, the allowance for loan losses was $8.7 million, or 0.88% of total loans, as compared to $8.8 million, or 0.90% of total loans, at December 31, 2017.

Net interest margin was 4.19% and 4.03% for the year and quarter ending December 31, 2018, as compared to 4.09% and 4.14% for the year and quarter ending December 31, 2017. For 2018, the Company reported an efficiency ratio of 62.83% compared to an efficiency ratio of 66.93% for 2017.

Hedgepeth continued, “We completed a number of initiatives during 2018. We successfully integrated Carolina Premier Bank, realizing our projected cost saves, expanded our mortgage department, started our SBA department, had a successful capital raise of approximately $60 million in net proceeds, received regulatory approval and announced the soon-to-be-open Holly Springs branch in our Raleigh market. During 2019, we plan to continue to pursue other expansion opportunities through acquisition in North Carolina, South Carolina and Virginia near our current market footprint and organic growth in the Charlotte and Raleigh markets.”

“Even with the completion of these important initiatives,” Hedgepeth stated, “we saw notable increases in our earnings, Earnings per Share, and Return on Assets, plus improvement in our efficiency ratio, and maintained a net interest margin over 4%, among other improvements. Our mortgage and SBA departments are growing and are adding to our non-interest income. We are looking forward to continuing these trends in 2019. As you would expect, our team is very energized and we are working diligently to expand our relationships with our current customers and to establish new relationships with prospective customers.”

The information as of and for the quarter and year ended December 31, 2018, and other quarterly periods, as presented in this release is unaudited.

About Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina. The Company primarily conducts operations through its wholly owned subsidiary, Select Bank & Trust Company, a North Carolina-chartered commercial bank that provides a full suite of banking services through its offices in North Carolina and South Carolina. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “SLCT”.

Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

Tangible book value per share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles; and (b) tangible book value per share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value per share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per common share. A reconciliation of tangible book value per share to book value per share is included following the “Selected Financial Information and Other Data” table below.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

Important Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: our ability to manage growth; substantial changes in financial markets; our ability to obtain the synergies and expense efficiencies anticipated from mergers and acquisitions; regulatory changes; changes in interest rates; loss of deposits and loan demand to other savings and financial institutions; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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Select Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except share and per share data)

	At or for the three months ended (unaudited)					At or for the twelve months ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31, 2018	December 31,	December 31,
	2018	2018	2018	2018	2017	(unaudited)	2017	2016
Summary of Operations:
Total interest income	$14,544	$14,382	$14,187	$13,722	$10,981	$56,835	$39,617	$34,709
Total interest expense	2,644	2,530	2,258	2,018	1,505	9,450	5,106	3,733
Net interest income	11,900	11,852	11,929	11,704	9,476	47,385	34,511	30,976
Provision for loan losses	(395)	(459)	557	141	276	(156)	1,367	1,516
Net interest income after provision	12,295	12,311	11,372	11,563	9,200	47,541	33,144	29,460
Noninterest income	1,244	1,066	1,226	1,165	786	4,701	3,072	3,222
Merger/acquisition related expenses	-	-	-	1,826	1,888	1,826	2,166	-
Noninterest expense	7,864	7,800	8,602	8,458	7,207	32,724	25,153	22,281
Income before income taxes	5,675	5,577	3,996	2,444	891	17,692	8,897	10,401
Provision for income taxes	1,221	1,256	886	547	2,936	3,910	5,712	3,647
Net Income (loss)	4,454	4,321	3,110	1,897	(2,045)	13,782	3,185	6,654
Dividends on Preferred Stock	-	-	-	-	-	-	-	4
Net income available to common shareholders (loss)	$4,454	$4,321	$3,110	$1,897	$(2,045)	$13,782	$3,185	$6,750

Share and Per Share Data:
Earnings (loss) per share - basic	$0.23	$0.27	$0.22	$0.14	$(0.17)	$0.87	$0.27	$0.58
Earnings (loss) per share - diluted	$0.23	$0.27	$0.22	$0.13	$(0.17)	$0.87	$0.27	$0.58
Book value per share	$10.85	$10.61	$10.03	$9.82	$9.72	$10.85	$9.72	$8.95
Tangible book value per share(1)	$9.47	$9.21	$8.10	$7.87	$7.72	$9.47	$7.72	$8.29
Ending shares outstanding	19,311,505	19,296,121	14,024,887	14,013,917	14,009,137	19,311,505	14,009,137	11,645,413
Weighted average shares outstanding:
Basic	19,302,263	15,858,455	14,019,273	14,011,707	12,071,392	15,812,585	11,763,050	11,610,705
Diluted	19,360,050	15,916,734	14,086,671	14,081,776	12,071,392	15,877,633	11,826,977	11,655,111

Selected Performance Ratios:
Return on average assets(2)	1.39%	1.40%	1.02%	0.64%	(0.81)%	1.12%	0.35%	0.81%
Return on average equity(2)	8.52%	10.53%	8.92%	5.61%	(7.00)%	8.51%	2.93%	6.61%
Net interest margin	4.03%	4.20%	4.41%	4.45%	4.14%	4.19%	4.09%	4.06%
Efficiency ratio (3)	59.83%	60.38%	65.39%	65.72%	70.23%	62.83%	66.93%	65.15%

Period End Balance Sheet Data:
Gross loans	$986,040	$992,805	$992,885	$978,275	$982,626	$986,040	$982,626	$677,195
Total interest-earning assets	1,119,344	1,078,871	1,107,695	1,094,694	1,063,322	1,119,344	1,063,322	770,288
Goodwill	24,579	24,579	24,579	24,579	24,904	24,579	24,904	6,931
Core deposit intangible	2,085	2,318	2,564	2,826	3,101	2,085	3,101	810
Total assets	1,258,525	1,252,156	1,216,731	1,222,551	1,194,135	1,258,525	1,194,135	846,640
Deposits	980,427	974,161	993,484	1,009,481	995,044	980,427	995,044	679,661
Short-term debt	7,000	11,002	21,071	32,173	28,279	7,000	28,279	37,090
Long-term debt	57,372	57,372	57,372	39,372	19,372	57,372	19,372	23,039
Shareholders' equity	209,611	204,705	140,702	137,673	136,115	209,611	136,115	104,273

Selected Average Balances:
Gross Loans	$990,504	$988,479	$990,036	$979,420	$809,608	$987,634	$732,089	$639,412
Total interest-earning assets	1,141,604	1,073,285	1,087,683	1,073,890	901,324	1,119,344	813,773	744,024
Core Deposit Intangible	2,171	2,411	2,661	2,955	1,007	2,547	640	1,020
Total Assets	1,267,479	1,228,259	1,219,225	1,198,588	997,450	1,228,576	898,943	829,315
Deposits	987,180	986,174	1,004,571	981,403	827,408	989,838	738,310	665,764
Short-term debt	10,348	17,542	21,289	36,726	23,476	21,393	34,523	32,111
Long-term debt	57,372	57,372	37,620	19,880	13,676	49,357	14,239	25,739
Shareholders' equity	207,331	162,799	139,810	137,092	115,874	161,953	108,709	102,110

Asset Quality Ratios:
Nonperforming loans (4)	$11,635	$11,162	$10,118	$8,338	$6,978	$11,635	$6,978	$9,430
Other real estate owned	1,088	1,020	1,497	1,525	1,258	1,088	1,258	599
Allowance for loan losses	8,669	9,089	9,528	8,957	8,835	8,669	8,835	8,411
Nonperforming loans (4) to period-end loans	1.18%	1.12%	1.02%	0.85%	0.71%	1.18%	0.71%	1.02%
Allowance for loan losses to period-end loans	0.88%	0.92%	0.96%	0.92%	0.90%	0.88%	0.90%	1.24%
Delinquency ratio (5)	0.51%	0.53%	0.51%	0.25%	0.63%	0.51%	0.63%	0.44%
Net loan charge-offs (recoveries) to average loans (2)	0.00%	(0.01)%	(0.01)%	0.01%	0.05%	0.00%	0.13%	0.02%

(1)	Tangible book value per share (a non-GAAP measure) is equal to total shareholders’ equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period. Please refer to the table below for a reconciliation of this non-GAAP measure.
(2)	Annualized.
(3)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Nonperforming loans consist of non-accrual loans and restructured loans.
(5)	Delinquency Ratio includes loans 30–89 days past due and excludes non-accrual loans.

Reconciliation of GAAP to Non-GAAP Measures

($ in thousands, except share and per share data)

(Unaudited)

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2016
Tangible common equity
Total shareholders’ equity	$209,611	$204,705	$140,702	$137,673	$136,115	$104,273
Adjustments:
Goodwill	24,579	24,579	24,579	24,579	24,904	6,931
Core deposit intangibles	2,085	2,318	2,564	2,826	3,101	810
Tangible common equity	$182,947	$177,808	$113,559	$110,268	$108,110	$96,532
Common shares outstanding(1)	19,311,505	19,296,121	14,024,887	14,013,917	14,009,137	11,645,413
Book value per common share(2)	$10.85	$10.61	$10.03	$9.82	$9.72	$8.95
Tangible book value per common share(3)	$9.47	$9.21	$8.10	$7.87	$7.72	$8.29

(1)	Excludes the dilutive effect of common stock issuable upon exercise of outstanding stock options. The number of exercisable options outstanding was 57,787 as of December 31, 2018; 58,279 as of September 30, 2018; 67,398 as of June 30, 2018; 70,069 as of March 31, 2018; 63,927 as of December 31, 2017; and 44,406 as of December 31, 2016.

(2)	We calculate book value per common share as shareholders’ equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(3)	We calculate tangible book value per common share as total shareholders’ equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period.